CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of the First day of October, 2005 (the “Effective Date”) by and between Arbios Systems, Inc., a Delaware corporation (the “Company”), and Marvin S. Hausman, M.D. (the “Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain the Consultant and the Consultant desires to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.
Retention of Consultant. The Company agrees and does hereby retain the Consultant pursuant to the terms set forth herein. The Consultant does hereby accept such retention, subject to and upon the terms and conditions hereinafter set forth. [It is understood and agreed, that unless specifically otherwise authorized by the Company, all services provided by the Consultant hereunder shall be provided by Marvin S. Hausman, M.D.]

2.
Duties of Consultant. The Company hereby retains the Consultant to perform the following consulting services for the Company: a) assistance with patient enrollment for the Company’s SEPET pilot clinical trial, b) assistance with monitoring and analysis of clinical data from the SEPET Pilot Clinical Trial. and c) design of future clinical protocols. Such services shall be provided in person or telephonically as requested by the Company and the Consultant will be available to devote the time necessary to meet the objectives contemplated by this Agreement.

3.	Compensation. In consideration for the services to be performed by the Consultant as provided herein, the Company agrees to and shall pay the Consultant compensation as follow:

The Consultant shall receive a fee of $10,000/month, payable bi-monthly in equal amounts of $5,000 on the 15th and 30th of each month for a term of three (3) months commencing on the Effective Date. The term can be renewable upon the expiration upon the mutual agreement of both the Company and Consultant.

The Consultant will also receive a five-year non-qualified stock option to purchase 30,000 shares of the Company’s common stock, to be granted pursuant to the Company’s 2005 Stock Incentive Plan. The shares will be exercisable at the current market price on the date of grant. The vesting of the stock options shall be determined based on the achievement of the following milestones : 1) One-half (50%) (15,000 shares) of the options shall vest on November 8, 2005 if the Company has enrolled 5 patients for the SEPET pilot clinical trial by November 8, 2005 (“Milestone 1”); 2) if the Company has enrolled 15 patients before December 31, 2005 (“Milestone 2”) AND Milestone 1 was achieved, one-hundred percent (100%) (30,000 shares) of the options shall vest on December 31, 2005; and 3) if the Company has achieved Milestone 2 but NOT Milestone 1, then 25,000 shares will vest on December 31, 2005 (i.e the 5,000 shares associated with Milestone 1 shall be forfeited). If Milestones 1 and 2 are not achieved, and as long as the Consultant is still retained by the Company in his capacity as an advisor regarding the SEPET clinical trials, 25,000 unvested shares of the stock options shall vest on a pro-rata on a monthly basis over the period of 12 months beginning after the initial three month term of this Agreement.

4.
Reimbursement of Expenses. The Company will reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with the furnishing of services under this Agreement. The Consultant will abide by Company policies which include the completion of Travel Request Forms prior to the incurrence of expenses. All expenditures in excess of $200 individually must be approved by the Company prior to incurring such expenses, including travel and entertainment costs.

5
Status of Consultant as an Independent Contractor. The Consultant is retained only for the purposes and to the extent set forth herein, and the Consultant’s relationship to the Company during the term of this Agreement shall be that of an independent contractor, and nothing in this Agreement shall be construed as equating Consultant as an employee of the Company. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes, and that the Consultant has sole responsibility to pay such taxes, if any, and to file such returns as shall be require by applicable laws and regulations. Consultant is not entitled to any medical coverage, life insurance, participation in the Company’s savings plan, or other benefits afforded to the Company’s regular employees. Consultant has no power or authority to act for, represent, or bind the Company or any company affiliated with the Company in any manner. Further, nothing herein shall be construed as establishing a joint venture or partnership between the Consultant and the Company. The Consultant is free to utilize his entire time, energy and skill in such manner and for such purposes as he sees fit.

6.
Termination of Agreement. Each of the parties hereto shall have the right to terminate this Agreement by giving the other party fifteen (15) days prior written notice. Upon termination, the Consultant will be paid a pro rata amount of the monthly compensation as per Section 3 herein. Upon termination, section 7. Confidentiality will remain in full force and effect for a three year period.

7.
Confidentiality. By acceptance hereof, the Consultant expressly acknowledges that the list of the Company’s customers, its trade secrets, know-how, data, marketing techniques, business plans, products, technologies, intellectual properties, trademark and other confidential information pertaining to the operations and business and financial affairs of the Company (the “Confidential Information”) are valuable, special and unique assets of the Company. The Consultant agrees that the Company’s Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way for personal benefit or to the detriment of the Company. The Consultant agrees that it shall not disclose any Confidential Information to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever and that disclosure of Confidential Information would cause irreparable injury to the Company. The Company shall have the right to obtain injunctive or other similar relief without the requirement of posting bond or other similar measures.

For the purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) was known to the receiving party prior to its disclosure hereunder, (iii) becomes known or available to the receiving party on a non-confidential basis and not in contravention of applicable law from a source (other than a party hereunder) which represents that it is entitled to disclosure such Confidential Information, or (iv) is required to be disclosed by operation of law.

Notwithstanding the foregoing, if required pursuant to judicial or administrative subpoena or process or other legal obligation to disclose any Confidential Information, Consultant may make such disclosure only to the extent required, in the opinion of counsel for Consultant, to comply with such subpoena process or other obligation. Consultant shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

8.
Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier (e.g., Federal Express) or first class certified or registered mail, postage prepaid, return receipt requested to the following address:

If to Consultant, addressed to: Marvin S. Hausman P.O. Box 910 Stevenson, WA 98648	If to the Company, addressed to: Arbios Systems, Inc. 8797 Beverly Blvd, Suite 304 Los Angeles, CA 90048

Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

9.	Governing Law. This Agreement has been made in the State of California and shall be construed and governed in accordance with the laws thereof.

10.
Entire Agreement. This agreement contains the entire Agreement between the parties with respect to the rendering of the services described herein and may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties with respect to the services.

11.
Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

12.
Assignment. This Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party, provided, however, that such prior written consent will not be necessary in the instance where the Company is merged with and into another entity or the transfer occurs in connection with sale of substantially all of the Company’s assets.

13.
Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

14.
Headings, Interpretation of Syntax. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARBIOS SYSTEMS, INC.	CONSULTANT

/s/ Amy Factor	/s/ Marvin S. Hausman
Amy Factor	Marvin S. Hausman
Chief Executive Officer